MANAGEMENT AGREEMENT


     This Management Agreement (the "Agreement") is made and entered into as of August 31, 1997 by and between Embryo
Development Corporation, a Delaware corporation ("Embryo"), and
Hydrogel Design Systems, Inc., a Delaware corporation
("Hydrogel").

                       W I T N E S S E T H:
                       --------------------

     WHEREAS, Embryo maintains an experienced bookkeeping, order processing and computer facility at its headquarters; and

     WHEREAS, Hydrogel is a corporation engaged in the business of manufacturing and distributing certain hydrogel and related products; and

     WHEREAS, Embryo and Hydrogel desire that Embryo provide
Hydrogel with certain management services in consideration for the fees described herein.

     NOW, THEREFORE, the parties for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, agree as follows:

     1. Management Services. Embryo shall provide to Hydrogel management services (the "Services"), including

     (i)  bookkeeping;

     (ii) order processing;

     (iii)     general administrative services;

     (iv) computer services; and

     (v)  telephone sales representatives.

     2. Cooperation by the Parties. Hydrogel shall cooperate fully with Embryo so that Embryo may render the services in a timely and professional manner. Hydrogel shall at all times provide Embryo with access to (i) the books and records of Hydrogel, (ii) the employees of Hydrogel and its outside advisors or consultants and (iii) any other materials Embryo may reasonably request in order to render the services. If at any time the services to be rendered by Embryo shall in any way conflict with a current or proposed policy, practice or approach conducted or proposed to be conducted by Hydrogel, Embryo shall have the right to pursue and implement its service in lieu of such policy, practice or approach of Hydrogel. Embryo agrees to periodically provide Hydrogel with information regarding the services rendered by Embryo.

     3. Fees and Disbursements. In full consideration for the Services, for each calendar year of this Agreement (pro-rated for each part thereof), Hydrogel shall pay Embryo the greater of Seventy Five Thousand Dollars ($75,000) per annum or Ten (10%) percent of the gross sales generated by Embryo's sales representatives; provided that, if Embryo is required to provide additional services in connection with special projects or unanticipated services, Embryo shall be entitled to charge an additional fee. All payments made hereunder shall be made, within thirty (30) days of receipt by Hydrogel of an invoice from Embryo.

     4. Representations and Warranties of Hydrogel. Hydrogel represents and warrants to Embryo as follows:

     4.1 Organization and Qualification. Hydrogel is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted. Hydrogel is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on the business of Hydrogel.

     4.2  Subsidiaries.  Hydrogel has  no subsidiaries.

     4.3 Validity and Execution of Agreement. Hydrogel has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. The board of directors of Hydrogel has approved the transactions contemplated pursuant to this Agreement. This Agreement has been duly executed and delivered by Hydrogel and constitutes the valid and binding obligation of Hydrogel enforceable against it in accordance with its terms.

     4.4 No Conflict. Neither the execution and delivery of this Agreement nor the performance by Hydrogel of the transactions contemplated hereby will violate or conflict with:
(a) any of the provisions of the Articles of Incorporation or By-laws or other organizational documents of Hydrogel; (b) or result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any lien in or upon their respective assets or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any contract, (c) any order, judgment, regulation or ruling of any governmental or regulatory body to which Hydrogel is a party or by which any of its property or assets may be bound or affected or with any provision of any law, rule, regulation, order, judgment, or ruling of any governmental or regulatory body applicable to Hydrogel.

     4.5 Licenses and Permits. Hydrogel maintains all governmental permits, licenses, registrations and other governmental consents (federal, state and local) which are necessary in connection with its operations and properties, and no others are required. All such permits, licenses, registrations and consents are in full force and effect and in good standing and shall continue to be in full force and effect and in good standing following the consummation of the transactions contemplated by this Agreement.

     4.6 Compliance with Laws. Hydrogel has complied in all respects with all applicable federal, state and local laws, regulations and ordinances or any requirement of any governmental or regulatory body, court or arbitrator affecting the business or the assets the failure to comply with which could have a material adverse effect on the business of Hydrogel.

     4.7 Products. There are no statements, citations or decisions by any governmental or regulatory body that any product marketed or distributed at any time by Hydrogel ("Product") is defective or fails to meet in any material respect any standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any product. To the best knowledge of Hydrogel, there is no (a) fact relating to any product that may impose upon Hydrogel a duty to recall any product or a duty to warn customers of a defect in any product, other than defects about which Hydrogel has issued appropriate and adequate warnings or (b) latent or overt design, manufacturing or other defect in any product.

     4.8 Survival. All of the representations and warranties of Hydrogel contained herein shall survive the date hereof until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

     5. Representations and Warranties of Embryo. Embryo represents and warrants to Hydrogel as follows:

     5.1 Organization and Qualification. Embryo is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted. Embryo is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on the business of Embryo.

     5.2 Validity and Execution of Agreement. Embryo has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. The board of directors of Embryo has approved the transactions contemplated pursuant to this Agreement. This Agreement has been duly executed and delivered by Embryo and constitutes the valid and binding obligation of Embryo enforceable against it in accordance with its terms.

     5.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance by Embryo of the transactions contemplated hereby will violate or conflict with: (a) any of the provisions of the Articles of Incorporation or By-laws or other organizational documents of Embryo; (b) or result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any lien in or upon their respective assets or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any contract, (c) any order, judgment, regulation or ruling of any governmental or regulatory body to which Embryo is a party or by which any of its property or assets may be bound or affected or with any provision of any law, rule, regulation, order, judgment, or ruling of any governmental or regulatory body applicable to Embryo.

     5.4 Licenses and Permits. Embryo maintains all governmental permits, licenses, registrations and other governmental consents (federal, state and local) which are necessary in connection with its operations and properties, and no others are required. All such permits, licenses, registrations and consents are in full force and effect and in good standing and shall continue to be in full force and effect and in good standing following the consummation of the transactions contemplated by this Agreement.

     5.5 Compliance with Laws. Embryo has complied in all respects with all applicable federal, state and local laws, regulations and ordinances or any requirement of any governmental or regulatory body, court or arbitrator affecting the business or the assets the failure to comply with which could have a material adverse effect on the business of Embryo.

     5.6 Survival. All of the representations and warranties of Embryo contained herein shall survive the date hereof until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

     6. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year and thereafter will be automatically renewed for successive one (1) year terms unless either party provides written notice of intent to terminate the Agreement of at least ninety (90) days.

     7.   Miscellaneous.   This Agreement shall be governed by
and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law, and the parties irrevocably agree to submit any controversy or claim arising out of or relating to this Agreement to a court of competent jurisdiction located in the State of New York. This Agreement may be executed simultaneously in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.


                              EMBRYO DEVELOPMENT CORPORATION
                              By:/s/Michael Lulkin
                                 -----------------
                                 Name:Michael Lulkin
                                 Its: Chairman


                              HYDROGEL DESIGN SYSTEMS, INC.


                              By:/s/ Matthew Harriton
                                 ---------------------
                                 Name:Matthew Harriton
                                 Its: President